Exhibit 99.1

Manitex International Appoints Fred Knox to Board of Directors

Five Decades of Experience in Engineering and Operations Management

Adds to Board Strength

Bridgeview, IL, September 13, 2013 —Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck, telescopic, industrial and rough terrain cranes and specialized material and container handling equipment, announced today that its Board of Directors has elected Mr. Fred Knox as a Director of the Company, effective September 12th 2013. He will become an independent member of the Board and will serve on the Audit and Compensation Committees.

Mr. Knox is a seasoned veteran of industrial and manufacturing businesses, spanning five decades, having managed, operated, and led numerous M&A transactions in large scrap and other metals businesses, primarily in the mid-Atlantic United States. He currently serves as Vice President of Mercer Company/Scholz, a leading global processor and supplier of ferrous and non-ferrous metals. He is among the original founders of Mercer, which is based in Sharon, Pa. Prior to Mercer/Scholz, he was with Warren Scrap, Whittaker Corp, Rainbow Metals, and Blaw Knox Corporation. He has his Bachelor of Sciences in Metallurgical Engineering from The Ohio State University.

David J. Langevin, Chairman and CEO of Manitex International, Inc., commented, “Fred’s operational experience, proven track record in corporate development, and reputation for being focused and executing will bring immediate benefits to our Board as we continue to pursue avenues of growth for our company. We look forward to his contributions to the Board of Directors as we continually strive to build greater value for our shareholders.”

Mr. Knox added, “Manitex has a portfolio of well recognized niche brand products with a reputation for strong product development and acquisitions. I look forward to continuing this success, working with the executive team to achieve its objectives, and continuing to build and steward an outstanding and growing enterprise.”

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global

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container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment. Manitex Sabre located in Knox Indiana, is a manufacturer of specialized equipment for mobile, above ground, liquid storage and containment solutions.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, and our own Manitex and Badger product lines. Crane and Machinery provides aftermarket service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc. David Langevin Chairman and Chief Executive Officer (708) 237-2060 djlangevin@manitexinternational.com	Hayden IR Peter Seltzberg Investor Relations 646-415-8972 peter@haydenir.com